[DESCRIPTION]Report of 10f-3 Transactions
Securities Purchased in Underwritings Involving
Transactions with Affiliated Broker Dealers
Subject to Rule 10f-3 Under the Investment Company Act of 1940
ALLIANCE VARIABLE PRODUCTS SERIES FUND - QUASAR PORTFOLIO

10f-3 TRANSACTIONS FOR THE PERIOD JULY 1, 2000 THROUGH DECEMBER 31, 2000
                                                                         Total   % of
                                                              Shares     Shares  Offering                        Shares
                          Date     Shares   % of FundPrice perPurchased bOffered PurchasedPurchased              Held
Security*                 PurchasedPurchasedAssets   Share    Fund Group (000)   By Group From                   12/31/00
Network Engines Inc.      07/13/00 2,400    0.00%    $17.00   34,400     6,500   0.53%    Fleetboston Robertson  0
SMTC Corp.                07/20/00 7,600    0.00%    $16.00   113,900    11,000  1.04%    Lehman Bros. Inc.      80,600
Variagenics Inc.          07/20/00 7,300    0.00%    $14.00   62,800     5,000   1.26%    CS First Boston Corp   0
Gemini Genomics Plc       07/25/00 5,500    0.00%    $14.00   77,200     6,000   1.29%    SG Cowen Securities    0
Speechworks International 08/01/00 900      0.00%    $20.00   11,000     4,750   0.23%    Lewco Securities Age   0
Silicon Valley Bancshares 08/01/00 5,900    0.00%    $42.19   74,500     2,000   3.73%    Merrill Lynch Pierce Fe28,000
Entravision Communications08/02/00 41,300   0.00%    $16.50   499,000    46,000  1.08%    Merrill Lynch Pierce Fe162,600
3 Dimensional Pharmaceutic08/03/00 4,600    0.00%    $15.00   50,000     5,000   1.00%    Bear Stearns Security  0
Advanced Power Technology 08/08/00 5,600    0.00%    $15.00   71,400     3,500   2.04%    Stephens Inc.          0
Telecommunication Systems 08/08/00 1,000    0.00%    $17.00   15,600     4,700   0.33%    Ormes Capital          0
Regeneration Technology In08/09/00 600      0.00%    $14.00   7,200      5,700   0.13%    Banc America Securities0
Spinnaker Exploration Co. 08/10/00 71,600   0.00%    $26.25   556,900    4,900   11.37%   CS First Boston Corp   76,700
Curon Medical Inc.        09/21/00 6,200    0.00%    $11.00   67,500     5,000   1.35%    UBS Warburg LLC        0
TTM Technologies          09/21/00 14,300   0.00%    $16.00   173,900    7,500   2.32%    Fleetboston Robertson  61,600
Ciphergen Biosystems Inc. 09/28/00 6,100    0.00%    $16.00   62,700     5,500   1.14%    SG Cowen Securities    0
Wilson Greatbatch Tech    09/28/00 4,300    0.00%    $16.00   42,100     5,000   0.84%    Merrill Lynch Pierce Fe0
Vastera Inc.              09/28/00 5,000    0.00%    $14.00   61,200     6,000   1.02%    DB Clearing Services   0
W-H Energy Services Inc.  10/10/00 60,100   0.00%    $16.50   703,100    10,000  7.03%    Morgan Stanley         87,100
Transmeta Corp.           11/06/00 7,700    0.00%    $21.00   85,700     13,000  0.66%    Morgan Stanley         0

* Unless otherwise indicated, the securities were part of an issue registered under the Securities Act of 1933 and offered to the public.
**Indicates the purchase of an Eligible Rule 144A Security.
1) Purchases by all Alliance Funds, including the Fund, may not exceed: (a) if purchased in an offering other than an Eligible Rule 144A Offering, 25% of the principal amount of the offering of such class; or (b) if purchased in an Eligible Rule 144A Offering, 25% of the total of (i) the principal amount of the offering of such class sold by underwriters or members of the selling syndicate to qualified institutional buyers, plus (ii) the principal amount of the offering of such class in any concurrent public offering.